PROFESSIONAL OFFICE SPACE
                         LEASE AGREEMENT

Dated:         May 10, 1999

Name of Tenant  Interactive Marketing Technology, Inc., a New Jersey
                Corporation

Article     Subject                                             Page

1          Fundamental Lease Provisions                           1
2          Premises                                               2
3          Term                                                   2
4          Rent                                                   3
5          Security Deposit                                       7
6          Acceptance                                             8
7          Use                                                    8
8          Assignment & Subletting                                8
9          Alterations, Improvements & Fixtures                   10
10         Utilities & Janitorial Services                        11
11         Maintenance                                            12
12         Rights of Landlord                                     12
13         Liability of Parties                                   13
14         Insurance                                              14
15         Destruction or Damage                                  14
16         Taking by Public Authority                             15
17         Use of Building Name                                   16
18         Subordination & Estoppel Certificate                   16
19         Ethics                                                 16
20         Rules & Regulations                                    16
21         Default                                                17
22         Payment of Tenant's obligations by Landlord            18
23         Voluntary Surrender or Other Termination               19
24         Abandonment of Personal Property                       19
25         Tenancy After Lease Term Expires                       19
26         Notices                                                19
27         Guaranty                                               19
28         Relocation of Tenant                                   20
29         Automobile Parking                                     20
30         Miscellaneous Provision                                21

Exhibit A     Floor Plan                                          23
Exhibit B     Rules & Regulations                                 24
Exhibit C     Parking                                             28
Exhibit C-1   Parking Rules & Regulations                         29
              Guaranty                                            31
Exhibit E     Building Standard Tenant Improvements               37



                    PROFESSIONAL OFFICE SPACE


                         LEASE AGREEMENT


     This Lease ("Lease") is made and executed this 10th day of May, 1999 , by and between E.P. Investments a California Limited Partnership ("Landlord"), by and through COMMERCIAL MANAGEMENT SERVICES as its agent, and Interactive Marketing Technology, Inc.


("Tenant"), who agree as follows:

     1.  Fundamental Lease Provisions:

     A.     Tenant's Trade Name    Interactive Marketing Technology

     B.     Premises: Suite 390/ Third Level consisting of 2,210
            Usable square Feet and  2,511  Rentable Square feet.  Building:
            The Centrum, 3575 Cahuenga Blvd. West, Los Angeles, California 90068, consisting of 127,727 Rentable Square Feet.

     C.     (1) Lease Term:  Five (5) Years
            (2) Commencement Date: Sept.  15, 1999
            (3) Delivery Date:  Sept.  15, 1999

     D.     Minimum Monthly Rent: $ 5,398.65

     E.     Rent Payable to: E.P. INVESTMENTS
                             3575 Cahuenge Blvd, West
                             Los Angeles, California

     F.     Tenant's Escalation Percentage:    1.966 %

     G.     Security Deposit: $ 5,398.65

     H.     Use of Premises:  General Office Use

     I.     Address for Notice:
            To Landlord:      E.P. INVESTMENTS
                              3575 Cahuenga Blvd.  West
                              Los Angeles, CA 90068

            To Tenant:        I. M. T
                              3575 Cahuenga Blvd.  West #390
                              Los Angeles, CA 90068

     J. Relocation: Tenant may not be relocated XXXXXXXXXXXXXXXXXXXXXX during the lease term.

     2.     Premises.

          In consideration of the Tenant's agreement to pay the rent, and the covenants and conditions herein contained, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord for the lease term or terms hereinafter provided and upon the terms and conditions set forth herein, that certain real property identified in fundamental lease provision "B" which is more specifically described in Exhibit "A" attached hereto and incorporated herein by this reference ("Premises"), which are located in the office building described in fundamental lease provision "B" ("Building"). The usable square feet in the Premises as set forth in fundamental lease provision "B" shall be determined in accordance with BOMA (Building Owners and Managers Association) standards, and shall not include common areas and patios ("Usable Square Feet"). The parties acknowledge that any plans of the Building or Premises shown to Tenant or attached as Exhibits to this Lease shall not be deemed a representation by Landlord that the Building or Premises shall be constructed as indicated thereon. Landlord may exchange such plans in its sole discretion and, except for an adjustment in rent and other monetary items determined on the basis of the number of square feet in the Premises or in the Building pursuant to this Lease, which shall be determined on the basis of the actual number of square feet in the event the actual number differs from the number used int establishing the rent or other monetary item at the time of execution of this Lease, any change in such plans shall not affect the enforceability of this Lease or any provision hereof.

     3.     Term.

          3.1 In General, Commencement. The term of this Lease is set forth in fundamental lease provision "C(1)". In the event construction of Landlord Improvements (as defined in Schedule "A" of the Construction Addendum to Professional office Space Lease Agreement attached hereto and incorporated by reference herein, if applicable, ("Construction Addendum")) are complete at the time of execution of this Lease, the "Commencement Date" shall be the date set forth in fundamental lease provision "C(2)". In the event construction of Landlord Improvements is not complete at the time of execution of this Lease, the Commencement date shall be the date set forth in the Construction Addendum. The projected date for tender of possession of the Premises to Tenant shall be the date set forth in fundamental lease provision "C(3)" ("Delivery Date").

          3.2 Delay. In the event Landlord is unable to deliver to Tenant possession of the Premises on the Delivery Date, Landlord shall not be liable for any damage caused thereby and this Lease shall not be void or voidable, provided that possession is tendered to Tenant within one hundred eighty (180) days after the Delivery Date, or, if such failure to tender possession is caused by circumstances beyond the reasonable control of Landlord, including in such circumstances strikes, lockouts, fires, floods, acts of God, war, civil disorder or government regulations, within thirty (30) days plus a number of days equal to the duration of the delay caused by circumstances beyond Landlord's reasonable control. Circumstances beyond the reasonable control of Landlord, however, shall not excuse delay in excess of the actual delay so occasioned. In the event of late delivery of the Premises, the term of this Lease shall be extended by the length of such delay in delivering possession and the liability of Tenant for rent shall be postponed until such time as Landlord has tendered possession of the Premises to Tenant, In the event that Landlord has not tendered possession to Tenant within said one hundred eighty (180) days in addition to any period in which such delay is excused as set forth herein, this Lease shall be voidable at the option of either party upon written notice to the other party.

          3.3 Early Possession. If Tenant with Landlord's consent takes possession of the Premises prior to the Commencement Date, other than for construction of Tenant improvements as provided in the construction Addendum, Tenant shall be subject to all the covenants and conditions hereof, and shall pay rent at the monthly rate prescribed for the first month of the term, prorated on the basis of a thirty (30) day month, for the period beginning with the taking of possession and ending with the Commencement Date.

          3.4 Failure to Take Possession. Tenant's inability or failure to take possession of the Premises when delivered by Landlord shall not delay the commencement of this Lease or Tenant's obligation to pay rent.

     4.     Rent.

          4.1 Minimum monthly Rent. Tenant shall pay to Landlord minimum monthly rent in the amount stated in fundamental lease provision "D" ("Minimum Monthly Rent"), payable on the first day of each and every calendar month during the term hereof, commencing on the Commencement Date. If this Lease shall commence on a day other than the first day of a calendar month, or terminate on other than the last day of a calendar month, the rent and Additional Rent as hereinafter defined, payable for the first month in which the Lease term commences or terminates shall be prorated accordingly. All rent shall be paid in lawful money of the United States of America without deduction or offset, prior notice or demand, and it is payable to and at the address set forth in fundamental lease provision "E".

          4.2     Minimum Monthly Rent Adjustment.

               4.2.1 The term "lease year", for purposes of the adjustment of rent, is defined to mean the first full twelve (12) calendar months of the Lese term as the first lease year, the period between the date of expiration of the first lease year and December 31 of the calendar year in which it occurs as the second lease year, and thereafter each successive calendar year during the term of this Lease.

               4.2.2 At the commencement of each lease year, subsequent to the first lease year, Tenant's minimum monthly rent shall be increased by three percent (3%).

               4.2.5 Adjustments to the rent payable by Tenant made pursuant to this Section 4.2 shall be in addition to the Additional Rent pursuant to
Section 4.3 hereof.

          4.3     Additional Rent.

               4.3.1 For purposes of this Section 4.3:

                    (a) The "Base Year" shall be the calendar year during which the term of the Lease commences.

                    (b) "Operating Costs" shall mean the total of all expenses incurred by Landlord, utilizing the accrual method of accounting, in connection with the management, operation, maintenance and repair of the Premises salaries and other labor costs including taxes, insurance, retirement and other employee benefits incurred with respect to persons employed by Landlord; (ii) fees, charges and other costs including management fees, consulting fees, legal fees and accounting fees, of (a) independent contractors engaged by Landlord; (b) Landlord; or (c) any affiliate of Landlord, not including any portion of such fees, charges and costs of Landlord or any affiliate of Landlord in excess of prevailing rates; (iii) the cost of all utilities (except such costs being paid directly by Tenant hereunder), fuel, supplies, equipment, maintenance and service contracts in connection therewith; (iv) the cost of repairs and general contracts in connection therewith (iv) the cost of repairs and general maintenance of the Building; (v) all risk insurance, including loss of rental income insurance and liability insurance, fidelity bonds, and any insurance required under any loan secured by the property of which the Premises are part; and (vi) such other expenses as are customarily included in the cost of managing, operating, maintaining and repairing office buildings similar to the Building.

                    (c) "Real Property Taxes" shall mean all taxes, assessments and charges levied upon or with respect to the Building, the land Taxes shall include, without limitation, any tax, fee or excise on rents, on the square footage of the Premises, on the act of entering into this Lease, on the occupancy of Tenant, on account of the rent hereunder of the business of renting space now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision, public corporation, district or other political or public entity and shall also include any other tax, fee or excise, however described, which may be levied or assessed in lieu of, -as a substitute for, in whole or in part, or as an addition to, any other Real Property Taxes. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless such taxes are levied or assessed against Landlord in lieu of, as a substitute for, in whole or in part, or as an addition to, any other tax which would otherwise constitute a Real Property Tax. Real Property Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings for the reduction of such Real Property Taxes.

                    (d) "Base Year Loan" shall mean any loan or loans secured by the property of which the Premises are a part prior to the commencement of this Lease, however, in the event a "take-out" loan or permanent loan has not been obtained prior to the commencement of this Lease, the first such loan or loans so obtained shall be deemed to be the Base Year Loan.

                    (e) "Increased Interest" shall mean the interest rate paid in connection with any loan or loans (including the Base Year Loan) and any refinancing of loans or additional loans secured by the property of which the Premises are a part in excess of the interest rate charged in connection with the Base Year Loan at the later of either the Commencement Date or the date the Base Year Loan was funded, multiplied by the original principal amount of the Base Year Loan. The "interest rate" for purposes of Increased Interest shall be deemed to include any points or other fees and charges in connection with any such loan or loans, amortized over the lesser of ten (10) years or term of such loan or loans.

                    (f) "Capital Improvements" shall mean any equipment, device or other improvement acquired after commencement of the term of this Lease in the operation, maintenance and repair of the Building excluding replacement of structural members of the Building.

                    (g) "Expensed Capital Improvement" shall mean any Capital Improvement the actual cost of which (individually and not in the aggregate) is less than Twenty-Five Thousand Dollars ($25,000).

                    (h) "Capitalized Cost of Capital Improvement" shall mean an amount determined by multiplying the actual cost of each Capital Improvement (excluding Expensed Capital Improvements) acquired by Landlord by the constant annual percentage required to fully amortize such cost over the useful life of the Capital Improvement (as reasonably estimated by Landlord at the time of acquisition), including interest at the greater of the maximum rate at which parties may legally contract at the time of such acquisition or the rate payable by Landlord if it financed the acquisition.

                    (i) "Comparison Year" shall mean the calendar year following the Base Year as the first Comparison Year, and thereafter each successive calendar year during the term of this Lease and continuing through any extended term hereof.

                    (j) Rentable Square Feet of the Building" shall mean the Usable Square Feet in the Building plus the number of square feet in the interior common areas of the Building, excluding patios and parking areas.
The Rentable Square Feet of the Building is set forth in fundamental lease provision "B". "Rentable Square Feet of the Premises" shall meal the Usable Square Feet of the Premises, plus the number of square feet derived by multiplying the number of square feet in the interior common area, excluding patios and parking areas, of the floor on which the Premises are located, by a fraction, the numerator of which is the Usable Square Feet of the Premises and the denominator of which is the total Usable Square Feet of the Premises and the denominator of which is the total Usable Square Feet of the floor on which the Premises are located. The Rentable Square Feet of the Premises is set forth in fundamental lease provision "B".

                    (k) "Tenant's Escalation Percentage" shall be determined by dividing the total Rentable Square Feet of the Premises by ninety-five percent (95%) of the total Rentable Square Feet of the Building, which percentage is set forth in fundamental lease provision "F".

                    (l) "Additional Rent" shall mean the amount of the increase in rent payable monthly during any Comparison Year pursuant to Sections 4.3.2 and 4.3.3.

               4.3.2 If in any Comparison Year, Operating Costs or Real Property Taxes are higher than the Operating Costs or Real Property Taxes for the Base Year, or there is Increased Interest, the rent payable by Tenant during such Comparison Year (and any subsequent period until further adjustment pursuant to this Section 4.3) shall be increased by the amount of such increase in Operating Costs or Real Property Taxes, or the amount of Increased Interest, multiplied by Tenant's Escalation Percentage.

               4.3.3 In any Comparison year during the term of this Lease which falls within the useful life of a Capital Improvement, the rent payable by Tenant for such year shall be increased by the amount of the Capitalized Cost of the Capital improvement multiplied by Tenant's Escalation Percentage. In addition to the foregoing, the rent payable by Tenant for each Comparison Year shall be increased by the actual cost of all Expensed Capital Improvements incurred by Landlord during such year multiplied by Tenant's Escalation Percentage.

               4.3.4 Prior to the commencement of each comparison Year, Landlord shall have the right to furnish to Tenant a statement of Landlord's reasonable estimate of the average monthly Operating Costs, Real Estate Taxes, Increased Interest to be incurred or expected to be incurred during the Comparison Year and showing the amount of Additional Rent, if any, payable by Tenant each month during the Comparison Year pursuant to Sections 4.3.2 and
4.3.3 on the basis of such estimate. Commencing on the first day of the Comparison Year and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section 4.3.4, Tenant shall pay to Landlord the amount of the Additional Rent. Landlord shall have the right, in Landlord's discretion, to reasonably revise its current estimate from time to time during the Comparison Year to reflect actual or reasonably anticipated increases in Expensed Capital Improvements, and Increased Interests, and Tenant's monthly Additional Rent payments shall be further adjusted in accordance with the revised estimate commencing on the first monthly rent payment date following Tenant's receipt of such revised estimate. With reasonable promptness after the expiration of each Comparison Year, Landlord shall furnish to Tenant a final statement showing the actual Operating Costs, Real Estate Taxes, Capitalized Cost of Capital Improvements, Expensed Capital Improvements and Increased Interest for the Comparison Year which has just ended. On the earlier of ten (10) days after the receipt of said statement by Tenant or the next monthly rental payment date, Tenant shall, in case of an underpayment, pay to Landlord an amount equal to such underpayment. Landlord shall, in case of an overpayment, credit the next monthly rental payment or payments of Tenant with an amount equal to such overpayment, Notwithstanding the foregoing, Landlord may elect to require Tenant to pay all Additional Rent for any Comparison Year upon the expiration thereof. If during the Base year or any Comparison Year upon the expiration thereof. (95%) of the total Useable Square Feet in the Building are Leased, the Operating Costs and Real Property Taxes for such year shall be deemed to be the amount of operating costs and Real Property Taxes which, based on Landlord's reasonable estimate, would have been incurred if ninety-five percent (95%) of the Usable Square Feet of the Building, the Real Property Taxes for the base Year shall be deemed to be the amount of Real Property Taxes which, based on Landlord's reasonable estimate, would have been incurred if the Building has been assessed at its full value.

          4.4 Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent, including Additional Rent payable in accordance with this Section 4.3 hereof and all other costs to be paid by Tenant in accordance with this Lease, will cause Landlord to incur costs not contemplated in agreeing to the monetary and other terms of this Lease, the exact amount of which are presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposes on Landlord by the terms of any mortgage or deed of trust covering the Property and other expenses of a similar or dissimilar nature. Accordingly, if an installment of rent, including Additional Rent, shall not be received by Landlord within five (5) days after such amount shall be due, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenants default with respect to such overdue amount which Tenant acknowledges will have occurred when the payment is not made at the time it is due, nor shall the acceptance prevent Landlord from exercising any of the other remedies granted hereunder. By initialing where indicated below, each of Landlord and Tenant acknowledges its awareness of and express agreement to the foregoing:

Landlord                                   Tenant

___________________________                    _________________________

___________________________                    _________________________

          In the event an installment of rent or Additional Rent is not paid within thirty (30) days after such installment is due, the amount unpaid shall bear interest at the maximum rate at which the parties may legally contract commencing upon the thirty-first (31st) day after such installment is due.

     5.     Security Deposit.

          5.1 In General. Upon execution of this Lease, Tenant shall deposit with Landlord the sum specified in fundamental lease provision "G" which sum shall be held by Landlord as security ("Security Deposit"). The purpose for which all or any portion of the Security Deposit may be used by Landlord in its discretion, are (a) to remedy any defaults by Tenant in the payment of rent or any other sum payable by Tenant, (b) to repair damages to the Premises caused by Tenant, and (c) to otherwise be used to remedy any default by Tenant in the performance of all of the provisions, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof, during any extension thereof, or during the period subsequent to the execution of this Lease but prior to the Commencement Date.

          5.2 Method of Application. If at any time during the term of this Lease, Tenant defaults in the payment of rent or other sums payable by it, causes damage to the Premises, or otherwise fails to keep and perform all of the provisions, covenants and conditions of this Lease to be kept and performed by Tenant ("Tenant Breaches"), Landlord at its option, may;

               (a) Utilize all or any part of the Security Deposit for payment of any cost, expenses or damages incurred or sustained by Landlord or for payment of rent or other sums which may be due or which may be payable by the Tenant as a result of the Tenant Breaches (but Landlord shall not be required to do so); or

               (b) Retain the Security Deposit, or any part thereof, until this Lease is terminated, and at such time utilize said sum or so much thereof as may be necessary to compensate Landlord for all costs, expenses or, damages incurred or sustained by Landlord as a result of the Tenant Breaches or for any unpaid rent due from Tenant.

                    If Landlord elects to exercise the option described in subsection (a) above, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount The parties agree that the provisions of this Section 5 shall not operate as a limitation upon the amount of damage to which Landlord is entitled by virtue of any default by Tenant or failure by Tenant to perform all of the provisions, covenants and conditions of this Lease.

          5.3 Extent of Landlord's Obligations. Any remaining portion of the Security Deposit shall be returned within two (2) weeks of the termination of this Lease. Landlord shall not be required to pay Tenant interest on the Security Deposit. Landlord's obligations with respect to the Security Deposit are those of a debtor and not trustee. Landlord shall have the right to commingle the Security Deposit with Landlord's general and other funds.

          5.4     Security Interest.       To secure the performance by Tenant
of all Tenant's obligations under this Lease, Tenant hereby grants to Landlord a security interest in all equipment, furniture and other goods now owned hereafter acquired by Tenant which are used or located on the Premises. Upon request by Landlord, Tenant shall execute such financing statements, continuation statements and amendments as Landlord may request.

     6.     Acceptance.

          Tenant's taking possession of the Premises shall be a conclusive acknowledgment on Tenant's part that the Premises are in good and tenantable condition. Upon the termination of this Lease, Tenant shall deliver the Premises to Landlord in the condition in which the Premises existed at the commencement of the term hereof, subject to the provisions of Section 9 hereof, reasonable wear and tear excepted.

     7.     Use.

          7.1 In General. The Premises shall be used only for the purposes set forth in fundamental lease provision "H". Tenant shall not use the Premises for any other purpose without the prior written consent of Landlord. Tenant's use of the Premises shall comply with all applicable federal, state and municipal laws, ordinances, and regulations. Tenant shall not use the Premises in any manner that constitutes waste, nuisance, or unreasonable disturbances to other teats of the Building. Tenant shall not use the Premises for cooking, sleeping or lodging.

          7.2 Effect on Insurance. Tenant shall not perform or permit any act that is reasonably likely to cause cancellation of any insurance covering the Premises or the Building, or an increase in the premium rates for such insurance. In the event that Tenant performs or commits any act the effect of which is to raise the premium rates for such insurance, Tenant shall pay the Landlord the amount of the additional premium.

          7.3     Suitability of Premises.

               By execution of this Lease, Tenant acknowledges that it has determined, by its inspection and investigation of the Premises and not as a result of any representation made by Landlord or Landlord's agent, that the Premises are suitable for its intended use, as set forth in fundamental lease provision "H". Without limiting the generality of the foregoing, Tenant acknowledges that it has determined that the Premises (including, without limitation, the electrical supply and air conditioning) are suitable for any computers or other equipment which Tenant may use in the Premises. Tenant agrees that in the event that the Premises are not suitable for it's intended use or for it's computers or other equipment, Landlord shall not have any responsibility therefor and Tenant shall not be excused from it's obligations hereunder by reason thereof.

     8.     Assignment and Subletting.

          8.1 Restriction. Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease, or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the invitees, agents and servants of the Tenant excepted) to occupy or use the Premises, or any portion thereof, or agree to any of the foregoing, without in each case first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Furthermore, neither this Lease nor any interest therein shall be assignable as to the interest of Tenant by operation or law, without the written consent of Landlord. Any such assignment, transfer, encumbrance, sublease or occupation of, or use of the Premises by any other person without such consent shall be void. Any consent to any assignment, transfer, encumbrance, sublease or occupation or use of the Premises by any other person which may be given by Landlord shall not constitute a waiver by Landlord of the provisions of this Section 8 or a release of Tenant from the full performance by it of the covenants herein contained.

          8.2 Procedure. If Tenant desires at any time to assign this Lease or sublet all or any portion of the Premises, Tenant shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (a) the name of the proposed sub-tenant or assignee, (b) the nature of the proposed sub-tenant's or assignees business to be carried on in the Premises,
(c) the terms and conditions of the proposed sublease or assignment and (d) such financial information as Landlord may reasonably request concerning the proposed sub-tenant or assignee. At any time within thirty (30) days after Landlord's receipt of the information specified above, Landlord may by written notice to Tenant elect to (i) if Tenant desires to sublease, cause the Premises to be subleased to the Landlord itself, (ii) if Tenant desires to assign, take an assignment of the Lease itself, (iii) consent to the sublease or assignment, (iv) consent to the sublease on the condition that Tenant pay to Landlord the excess of the rental, however characterized, payable by the subtenant over the rental payable for the subleased portion of the Premises by Tenant hereunder; or (v) disapprove of the sublease or assignment. In the event Landlord elects to sublease from Tenant as described in (i) above, the rent payable by Landlord shall be the lower of that set forth in Tenant's notice or the rent payable by Tenant under this Lease for the Usable Square Feet of the Premises sublet at the time of the sublease. If Landlord consents to the sublease or assignment within the thrity (30) day period, Tenant may thereafter within sixty (60) days after Landlord's consent, but not later than the expiration of said sixty (60) days, enter into such assignment or sublease of the Premises or a portion thereof upon the terms and conditions set forth in the information furnished by Tenant to landlord. Landlord's consent to one assignment or sublease shall not be deemed to be a consent to any subsequent assignment or sublease or use of the Premises by any other person.

          8.3 Effect. Each permitted assignee, transferee or, sublessee, other than Landlord, shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent and for the due performance or satisfaction of all of the provisions, covenants, conditions and agreements herein contained on Tenant's part to be performed or satisfied. No permitted assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to landlord a counterpart of such assignment and an instrument in recordable from which contains a covenant of assumption by the assignee, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

          8.4 Partnership Tenant. If Tenant is a partnership, a transfer of any interest of a general partner, a withdraws of any general partner from the partnership, or the dissolution of the partnership, shall be deemed to be an assignment of this Lease.

          8.5     Corporate Tenant   If Tenant is a corporation, any
dissolution, merger or other reorganization of Tenant or sale or other transfer of a percentage of capital stock of Tenant which results in a change of controlling persons, or the sale or other transfer of substantially all of the assets of Tenant, shall be deemed to be an assignment of this Lease.

     9.     Alterations, Improvements and Fixtures.

          9.1 In General. Tenant shall not make or allow any alterations, additions or improvements to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld provided that such alterations, additions or improvements do not affect the structure of the Building, any area outside of the Premises or any other tenants in the Building.

          9.2 Conditional Consent. Landlord may impose as a condition to consent such requirements as Landlord in its sole discretion may deem necessary or desirable, including without limitation, the right to approve the plans and specifications for any work, the right to require security for the full payment of the costs of any work and the right to impose requirements as to the manner in which or the time or times at which work may be performed. Even without any express reservation of right or imposition of conditions, Landlord shall have the right to approve the contractor or contractors who shall perform any alterations, repairs, additions or improvements in, to or about the Premises and to post notices of non-responsibility and similar notices which it deems to be appropriate.

          9.3 Work; Liens. Tenant shall cause all work performed on the Premises to be performed in a first-class, workmanlike manner and in compliance with all applicable federal, state and municipal laws, ordinances and regulations. Tenant shall keep the Premises free from any liens arising out of any work performed on, or material furnished to, the Premises, or arising from any other obligation incurred by Tenant. Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgement of Landlord be necessary to protect Landlord against liability for all such liens or actions. Tenant shall indemnify and hold harmless Landlord and the Premises from all loss, costs, expenses and liability in connection with any such lien or the performance of such work or the furnishing of such materials, or any failure by Tenant to comply with the provisionsof this Section 9. The foregoing indemnity shall survive the prior expiration or termination of this lease.

          9.4     Title to Improvements, Removal.          Any alterations,
additions or improvements of any kind to the Premises or any part thereof, except Tenant's furniture, counters, appliances, shelving and movable trade fixtures, shall at once become part of the realty and belong to Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the term hereof; provided however, that Landlord may, by written notice to Tenant, require Tenant to remove any alterations, additions, fixtures or other improvements made by Tenant, and to repair any damage to the Premises caused by such removal, all at Tenant's sole expense. Any articles of personal property, including business and trade fixtures, not attached to or build into the Premises, which were installed by Tenant at its sole expense, shall be and remain the property of the Tenant and may be removed by Tenant at any time during the term of this Lease as long as Tenant is not in default hereunder and provided that Tenant repairs any damage to the Premises or the Building caused by such removal. The rent payable pursuant to Section 4 hereof and all other costs payable by Tenant pursuant to this Lease shall constitute to be payable by Tenant as set forth herein so long as any repair or restoration is not completed to the reasonable satisfaction of Landlord, regardless of prior expiration or termination of this Lease.

     10.     Utilities and Janitorial services.

          10.1 Landlord. Subject to Tenant's timely payment of the rent specified in Section 4 and provided that Tenant is not otherwise in default hereunder, Landlord shall furnish to the Premises water, heat, air conditioning and electricity required in Landlord's judgement for the comfortable use and occupancy of the Premises, together with janitorial services, during the time set forth in the Rules and Regulations promulgated from time to time by Landlord with respect to the Building ("Rules and Regulations"). The costs and expenses incurred by Landlord with respect to utilities and janitorial services shall be deemed to be Operating Costs as defined in Section 4.3.1(b) hereof.

          10.2 Tenant. Tenant shall pay prior to delinquency, all charges for materials, services and utilities not expressly required to be paid by Landlord by the terms of this Lease, which may be furnished or used in, on or about the Premises during the term hereof

          10.3 No Unauthorized Use. Tenant, without the prior written consent of Landlord shall not use any apparatus or device in the Premises, including without limitation, electronic data processing machines, punch chard machines and machines using current in excess of 110 volts which will in any way increase the amount of electricity, air conditioning, heat or water which would otherwise be furnished or supplied under this Section 10 for the intended use of the Premises; and Tenant will not connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device which uses electric current or water.

          10.4     Excess and Additional Use.      If Tenant shall require
water, electricity, heating or cooling in excess of that which would otherwise be furnished or supplied for the intended use of the Premises, Tenant shall first secure the written consent of Landlord for the use thereof, which consent Landlord may refuse in its absolute discretion. Landlord may impose a reasonable charge for such excess use. Landlord may cause a water meter or electric current meter to be installed in the Premises, so as to measure the amount of water and electric current consumed for any such excess use. The cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by the meter or a otherwise reasonably determined by Landlord, the cost of any new or additional utility installations, including but not limited to wiring and plumbing, resulting from such excess utility use, shall be at the expense of and paid by Tenant promptly upon demand by Landlord. Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning, system, Landlord reserves the right to install supplementary air conditioning units in the Premises. The cost thereof, including the cost of installation, operation and maintenance, shall be paid by Tenant to Landlord upon demand by landlord. If suitable temperatures can be maintained by the existing air conditioning system, the cost of any excess use thereof as reasonably determined by Landlord shall be paid to landlord upon demand. Landlord may impose a reasonable additional charge for the usage of any additional or unusual janitorial services required because of any non-building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant's business and the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Tenant's normal cleaning of the Premises. Any amounts to be paid by Tenant under this Section
10.4 shall be paid in advance unless otherwise agreed to in writing by Landlord.

          10.5 Failure to Provide. Landlord shall not be liable for any failure to furnish any utilities or janitorial services when such failure is caused by accidents, breakage, repairs, strikes, lockouts, other labor disputes or any other conditions beyond Landlord's reasonable control, including but not limited to any governmental energy conservation program, and Tenant shall not be entitled to any damages nor shall such failure relieve Tenant of the obligation to pay the full rent or constitute a constructive or other eviction of Tenant. In the event any governmental entity imposes mandatory or involuntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, oil or electricity or in the event Landlord is required to make alterations to the Building in order to comply with mandatory or voluntary control or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines or make such alterations to the Building. Such compliance in the making of such alterations shall in no event entitle Tenant to any damages, release Tenant from the obligation to pay the full rent or constitute a constructive or other eviction of Tenant. In addition, any such alteration shall be deemed to be Capital Improvements as defined in
Section 4.3 of this Lease.

          11.     Maintenance.

               During the period of Tenant's occupancy, Tenant at its sole cost and expense agrees to maintain the Premises in condition appropriate for high shall commercial office space. Maintenance shall include cleaning (other than the standard cleaning provided by Landlord's janitorial service pursuant to Section 10.1 hereof) repair and replacement of any and all improvements, fixtures, equipment and decorations within or on the area measured in determining the Usable Square Feet of the Premises.

          12.     Rights of Landlord.

               12.1 Reservation of Rights. The Landlord reserves the following rights:

                    (a) To change the name of the Building without notice or liability to the Tenant and to enjoy the exclusive use of such name;

                    (b)     To place signs on the Building;

                    (c) To designate all sources furnishing graphics, sign painting or lettering, vending machines of any kind and toilet supplies used on the Premises and to restrict access to the Building by any vendors or suppliers who cause damage to, or interfere with the peaceful use of, the Building;

                    (d     To have pass keys to the Premises and computer
access cards for the elevators, parking area and Premises;

                    (e) To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building; and

                    (f) To enter the Premises at any reasonable time for inspection, to supply any service to be provided by Landlord hereunder, to submit the Premises to prospective purchasers or tenants, to post notices of non-responsibility, to affix and display "For Rent" signs, and to make repairs, alterations, additions or improvements to the Premises or the Building.

          12.2     Common Areas.     Without limiting the generality of the
provisions of Section 12.1. Landlord shall have the right to remove, alter, improve or rebuild the public areas of the Building. In connection with making repairs, alterations, additions or improvements under the terms of
Section 12, the Landlord shall have the right of access through the Premises as well as the right to take into and upon and through such Premises or any other part of the Building, all materials that may be required to make such repairs, alterations, additions or improvements, and the right in the course of such work to close, entrances, doors, corridors, elevators or other Building facilities or temporarily to abate the operations of such facilities without such acts being deemed to be or to cause a constructive or other eviction of Tenant, so long as the business of Tenant shall not be interfered with unreasonably.

          12.3     Release.      Provided that Landlord exercises any right
set forth in this Section 12 in good faith, Landlords shall not be liable to Tenant for any expense, injury, loss or damage resulting from such exercise, all claims against the Landlord for any and all such liability being hereby expressly released by Tenant; Landlord shall be without liability for damages to Tenant's property business or person and without liability to Tenant by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant; the rent reserved herein shall not abate while the Landlord's rights under this Section 12 are exercised, and Tenant shall not be entitled to any set-off or counterclaim for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant.

          12.4 Emergency Entry. Landlord shall have the right to use any and all means which Landlord may deem proper to open any of the doors in, upon, and about the Premises, excluding Tenant's vaults and safes, in any emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

     13.     Liability of Parties

          13.1 Release of Landlord. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any entry into the Premises, or for damage to any person or property in or about the Premises or the approaches, entrances, streets, sidewalks or corridors thereto, by or from any cause whatsoever, including without limitation, damage caused by any defect in the Building or Premises, or by water leakage of any character from the roof, walls, basement or other portion of the Premises or the Building, or caused by gas, fire, oil, electricity or any cause whatsoever in, on, or about the Premises or the building or any part thereof. Tenant shall immediately notify Landlord in writing of any defective condition in or about the Premises, Landlord shall not be liable and Tenant hereby waives all claims for damages that may be caused by Landlord in re-entering and taking possession of the Premises as herein provided.

          13.2 No Liability for Third Party Unauthorized or Criminal Acts. Landlord shall not be liable to Tenant, and Tenant hereby waived any claim against Landlord for any unauthorized entry into the Premises, or for damage to any person or property in or about the Premises or the approaches, entrances, streets, sidewalks or corridors thereto, by or from any unauthorized or criminal acts of third parties, regardless of any breakdown, malfunction or insufficiency of the security measures, practices or equipment provided by Landlord. Tenant shall immediately notify Landlord in writing of any breakdown or malfunction of the security measures, practices or equipment provided by Landlord as to which Tenant has knowledge.

          13.3     Indemnity.     Tenant shall indemnify and hold Landlord
harmless from and defend Landlord with counsel satisfactory to Landlord against any and all claims or liabilities for any injury or damage to any person or property whatsoever, occurring in, on or about the Premises or any part thereof, or occurring in, on or about any facilities (including, without limitation, elevators, stairways, passageways or hallways), the use of which Tenant may have in conjunction with other tenants of the Building, when such injury or damage shall be caused in part or in whole by the neglect, fault or omission of any duty with respect to the same by Tenant, its agents, servants, employees or invitees.

     14.     Insurance.

          14.1     Liability Insurance.     Tenant shall maintain, at all
times during the term hereof and at its cost, Workmen's Compensation Insurance and Bodily Injury Liability and Property Damage Liability Insurance adequate to protect Landlord and Landlord's managing agents against liability for injury to or death of any such person in connection with the use, operation or condition of the Premises. Such insurance at all times shall be in an amount of not less than One Million Dollars ($1,000,000.00) for injuries to persons in one accident, not less than Five Hundred Thousand Dollars ($500,000.00) for injuries to persons in one accident, not less than Five Hundred Thousand ($500,000.00) with respect to damage to property. Not more frequently than once each two (2) years, if, in the opinion of Landlord, the minimum required amount of public liability and property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as required by Landlord.

          14.2     Personal Property.     Tenant shall at all times during the
term hereof maintain in effect policies of insurance covering its leasehold improvements (including any alterations, additions or improvements as may be made by Tenant), trade fixtures, merchandise and other personal property from time to time in or on the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost, providing protection against all risks covered by standard form of "Fire and Extended Coverage Insurance", together with insurance against vandalism and malicious mischief. Tenant shall also maintain business interruption insurance at Tenant's sole cost and expense.

          14.3     In General.      All insurance required to be carried by
Tenant shall be issued by responsible insurance companies, qualified to do business in the State of California and reasonably acceptable to Landlord. Each policy shall name Landlord and Commercial Management Services, Inc., as it's agent as additional insureds and copies of all policies or certificates evidencing the existence and amounts of said insurance shall be delivered to Landlord by Tenant upon request. If Tenant fails to adhere to the requirements of this Section 14, Landlord may but shall not be required to order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand. Any policy may be carried under so-called "blanket coverage" form of insurance policies, provided, however, that Landlord shall be named as an additional insured thereunder as its interest may appear and that the coverage afforded Landlord will not be reduced or diminished by reason of such blanket policy of insurance (with an endorsement to that effect provided to landlord) and provided further that the requirements set forth herein are otherwise satisfied. The obligations of Tenant under this Lease shall continue in full force and effect notwithstanding (1) any failure if Tenant fails to maintain an insurance policy required to be maintained by it under this Lease, or (2) in the event that Tenant, with Landlord's prior written consent, elects to self insure in lieu of maintaining an insurance policy required under this Lease.

          14.4 Waiver of Lability, Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the officers, employees, agents and representatives of such other party for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party. Tenant shall obtain and furnish to Landlord evidence of the waiver by Tenant's insurance carriers of any right of subrogation against Landlord.

     15.     Destruction or Damage.

          15.1 Landlord Repairs. In the event the Premises or the Building are damaged or destroyed by fire or other casualty covered by insurance, Landlord shall repair such damage subject to the limitations contained in this Section 15, provided that if said damage was caused by the fault or neglect of Tenant, any costs of repair in excess of the insurance proceeds available to Landlord for such repair shall be paid by Tenant. Landlord shall not be obligated to proceed with any such repairs until Tenant has deposited with Landlord its share of the cost of repair.

          15.2     Effect.     Notwithstanding any destruction or damage, this
Lease shall remain in full force and effect and Tenant shall continue to pay the rent and all other costs payable by Tenant hereunder. The provisions of
Section 1932 and 1933, Subdivision 4 of the California Civil Code, any amendments thereto and any other law which may hereinafter become in force during the term of this lease which authorizes the termination of the Lease upon the partial or complete destruction of the Premises are hereby waived by Tenant.

          15.3 Option to Terminate. Notwithstanding anything to the contrary contained in sections 15.1 and 15.2 above, if the Premises or the Building are damaged or destroyed and (a) the repair or restoration thereof, in Landlord's opinion, cannot be completed within ninety (90) days of commencement of repair or restoration; or (b) the repair or restoration is not covered by insurance, or the estimated cost thereof exceeds the insurance proceeds available for repair or restoration plus any amount which Tenant is obligated or elects to pay for such repair or restoration; or (c) the estimated cost of repair or restoration exceeds twenty five percent (25%) of the full replacement cost of the Premises or the Building; or (d) Landlord determines to rebuild the Premises or the Building in a substantially different structural or architectural form than existed before the damage or destruction, Landlord shall have the option to either terminate this Lease or to repair or restore the Premises or the Building. In the event that Landlord elects to terminate this Lease, the Landlord shall give notice to Tenant any time within sixty (60) days after such damage, terminating this Lease as of the date specified in such notice, which date shall not be less than thirty
(30) nor more than sixty (60) days after the giving of such notice. In the event such notice is given, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date specified in the notice and the rent shall be paid up to the date of termination. Landlord shall refund to Tenant the rent theretofore paid for any period of time subsequent to such date.

          15.4 Extent of Restoration. In the event Landlord is obligated to, or elects to, repair or restore the Premises, Landlord shall be obligated to repair or restore only such portions of the subject Premises which were originally provided by Landlord at Landlord's expense, not including those portions for which Landlord provided Tenant an improvement allowance. The repair and restoration of any of Tenant's improvements or any property of Tenant which was not provided at Landlord's expense, including tenant improvements for which Landlord provided Tenant an improvement allowance, shall be the obligation of Tenant. In no event shall Tenant be entitled to any compensation for damage or loss of the use of all or any part of the Premises or any inconvenience or annoyance occasioned by any such damage, destruction, repair or restoration.

     16.     Taking By Public Authority.

          If all or any part of the Premises or the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or transferred in avoidance of such taking or appropriation, Landlord shall have the right, at its option, to terminate this Lease, and shall have the right to receive any award or payment made in connection with such public or quasi-public use or purpose, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. If a part of the Premises shall be so taken or appropriated and Landlord does not elect to terminate this Lease, the rental thereafter to be paid shall be reduced in an amount which Landlord reasonably deems to be equitable, taking into consideration the relative value of the portion taken as compared to the portion remaining.

     17.     Use of Building Name.

          Tenant shall not be allowed to use the name of the Building in which the Premises are located, or words to the same effect (except as Tenant's address), in connection with any business carried on in the Premises without the written consent of Landlord.

     18.     Subordination and Estoppel of Certificates.

          18.1     Subordination.     This Lease shall be or automatically
become subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building or any part thereof, and to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or any part thereof or on or against Landlord's interest or estate therein or on or against any ground or underlying lease without the necessity of having further instruments executed by Tenant to effectuate such subordination or of paying additional consideration therefor. Upon the request of Landlord, Tenant will execute any further written instrument necessary to subordinate or to provide evidence of the subordination of its rights hereunder to any such underlying leases or liens. In the event of termination of any such underlying lease or foreclosure of any such mortgage or deed of trust, Tenant shall, at the request of the successor in interest to Landlord, attorn to such successor in interest, and at the request of such successor in interest enter into an new lease for the balance of the term hereof then remaining on the same terms and conditions as are contained in this Lease.

          18.2 Estoppel Certificates. Tenant agrees, at any time, and from time to time, upon not less than fifteen (15) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent, Additional Rent and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate, Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building or any part thereof, any mortgagee or prospective mortgagee thereof, any prospective assignee of any mortgage thereof or any other party who may reasonably rely on the statement. Tenant also agrees to execute and deliver from time to time such estoppel certificates as any institutional lender or other third party may require or request with respect to this Lease.

     19.     Ethics.

          If the Tenant is a member of any profession, he agrees to abide by the code of ethics of the association recognized as representing that particular profession in the County of Los Angeles, the State of California.

     20.     Rules and Regulations.

          Tenant shall faithfully observe and comply with the Rules and Regulations set forth in Exhibit "B" which is attached hereto and by this reference incorporated herein. The Rules and Regulations may be amended or modified at any time within the sole discretion of Landlord, in which event Landlord shall provide to Tenant a copy of the Rules and Regulations as amended or modified. Landlord shall not be responsible to Tenant for the nonperformance or nonobservance by any other tenant or occupant of the Building of any of the Rules and Regulations.

     21.     Default

          21.1     Events of Default.     Any of the following events shall
constitute a default under this Lease by Tenant:

               (a) Failure by Tenant to make any payment of rent or other payment required by this Lease when the same is due;

               (b) Failure by Tenant to accept possession of the Premises upon tender thereof by Landlord or other acts by TenAnt which give the Landlord cause to reasonably believe that Tenant will not accept possession of the Premises when tendered by Landlord and commence payment of rent;

               (c)     The vacating or abandoning of the Premises by Tenant;

               (d) Any attempted conveyance, assignment, mortgage or subletting of this Lease or of the Premises of any part thereof, or agreement to do, permit or suffer any of the same, without the prior written consent of Landlord;

               (e) The making by Tenant of any general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease unless possession is restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days;

               (f) The failure by Tenant to observe or perform any covenant, condition, or provision in this lease not already specifically mentioned in this Section 21.1, where such failure continues for thirty (30) days after written notice from Landlord notifying Tenant of such failure; provided, however, that if the nature of Tenant's failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be in default if it begins such cure within the thirty (30) day period described above and thereafter diligently prosecutes such cure to completion.

          21.2     Remedies.     In the event of any default by Tenant,
Landlord may promptly or at any time thereafter, upon notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach:

               (a) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

                    (i)     The worth at the time of award of the unpaid rent
which has      been earned at the time of termination;

                    (ii)     The worth at the time of award of the amount by
which the      unpaid rent which would have been earned after termination
until the time of the award      exceeds the amount of such rental loss that
Tenant proves could have been reasonably      avoided;

                    (iii)     The worth at the time of award of the amount by
which the      unpaid rent for the balance of the term after the time of award
exceeds the amount of such      rental loss the Tenant proves could reasonably
be avoided; and

                    (iv)     Any other amount necessary to compensate Landlord
for all      detriment proximately caused by Tenant's failure to perform its
obligations under this Lease      or which in the ordinary course of things
would be likely to result therefrom, including, but      not limited to, the
cost of recovering possession of the Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of putting the
Premises in      good order, condition and repair, including necessary
renovation and alteration of the      Premises, reasonable attorney's fees,
court costs, all costs for maintaining the Premises, all      costs incurred
in the appointment of and performance by a receiver to protect the Premises or Landlord's interest under the Lease, and any other reasonable cost.

               The "worth at the time of award" of the amounts referred to in subsections (i) and (ii) above shall be computed by allowing interest at the legal rate. The worth at the time of aware" of the amount referred to in subsection (iii) above shall be computed by discounting such amount at one (1) percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

               (b) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California, including, without limitation, the remedy provided in California Civil Code
Section 1951.4, and laws amendatory to said Section, to continue this Lease in effect and enforce all rights and remedies under the Lease, including the right to recover rent as it becomes due, even though the Tenant has breached the Lease and abandoned the Premises or failed to take possession of the Premises upon tender thereof by Landlord. In the event Tenant fails to take possession of the Premises and commence payment of rent, Landlord shall have all of the rights and be entitled to recover from Tenant all of the damages described in this Paragraph 21.

          21.3     Termination of Concessions.     In the event of any default
by Tenant, then, without notice and without limiting Landlord in the exercise of any other right or remedy, Landlord may terminate any free rent, rent reduction, free storage space, free utilities, free parking, or any other free, reduced rate or other concession previously granted by or agreed to by Landlord. Thereafter, the rent for the Premises shall be at the rate set forth herein without reference to such free rent or rent reduction, and all storage space, utilities, parking and other facilities and services shall be at Landlord's then regular rates, payable in advance.

     22.     Payment of Tenant's Obligations by Landlord.

          All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in this Lease, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part. All sums so paid by Landlord and all necessary incidental costs
together with interest thereon at the maximum rate      for which parties may
legally contract from the date of such payment by Landlord shall be payable to Landlord on demand and Tenant covenants to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by tenant as in the case of default by Tenant in the payment of the rent.

     23.     Voluntary Surrender or Other Termination.

          The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies. Tenant shall, at lease ninety (90) days before the last day of the term hereof, give to Landlord a written notice of his intention to surrender the Premises on that date, but nothing contained herein shall be construed as an extension of the term hereof or as consent of Landlord to any holding over by Tenant.

     24.     Abandonment of Personal Property

          In the event of termination of this Lease in any manner whatsoever, Tenant shall forthwith remove Tenant's goods and effects and those of any other persons claiming under Tenant, unless Landlord exercises his option to have any subleases or subtenancies assigned to him, and quit and deliver the Premises to the Landlord peaceably and quietly. Goods and effects not removed by Tenant after termination of this Lease (or within forty-eight [481 hours after a termination by reason of Tenant's default), shall be considered abandoned. Landlord shall give Tenant notice of right to reclaim abandoned property pursuant to California Civil Code Section 1980 et seq. and may thereafter dispose of the same as it deems expedient, including storage in a public warehouse or elsewhere at the cost and for the account of Tenant, but Tenant shall promptly upon demand reimburse Landlord for any expenses incurred by Landlord in connection therewith. Tenant hereby grants to Landlord a security interest in said abandoned property in the event it si not reclaimed within the statutory period, to secure the payment of rent and other amounts payable by Tenant under this Lease, and in the event any amounts are due and unpaid after the abandonment of the property and the period in which Tenant may reclaim has expired, Landlord may dispose of the property in any commercially reasonable manner in order to recover the amounts so due and unpaid.

     25.     Tenancy After Lease Term expires.

          If, the Landlord's consent, Tenant holds possession of the Premises after the term of this Lease, Tenant shall become a tenant from month to month upon the terms herein specified but at a monthly rental equivalent to the rental paid by Tenant at the expiration of the term of this Lease increased pursuant to the terms of this Lease, payable in advance on or before the fist day of each month. Tenant shall continue in possession until such tenancy shall be terminated by Landlord, or until Tenant shall have given to Landlord a written notice of his intention to terminate the tenancy at lease one (1) month prior to the date of termination. If Tenant hlods over without the consent of Landlord, Tenant hereby agrees to pay Landlord reasonable rent in an amount at least equal to the highest Minimum Monthly Rent per Usable Square Foot charged to any other tenant in the Building and Additional Rent based upon Tenant's Rentable Square Feet during the period in which Tenant holds over.

     26.     Notices.

          Any and all notices or demands required or permitted herein shall be in writing served either personally or by certified mail, return receipt requested, at the addresses provided in fundamental lease provision "I" for the party. If served personally, service shall be conclusively deemed made at the time of such service. If served by certified mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid. Either party may specify a different address for notice purposes by giving written notice of its change of address according to the terms of this Section 26.

     29.     Automobile Parking.

          So long as Tenant is not in default, Tenant shall have a non-exclusive right, in common with other tenants of the Building, and their respective officers, employees, customers and invitees, to use the parking spaces on the parking area, subject to availability, Tenant's compliance with rules and regulations which Landlord may impose from time to time governing use of the parking area, and the payment of such charge or fee as Landlord may from time to time impose. Landlord may offer Tenant and its employees the right, in common with other tenants of the Building and subject to availability, to rent unreserved and undesignated parking spaces or reserved and designated parking spaces in the parking area on a monthly basis, at monthly rates and upon such other terms and conditions as Landlord may from time to time establish. In the event Landlord shall grant Tenant exclusive parking privileges, the area to be reserved to Tenant and the number of spaces shall be as set forth in Exhibit "C" attached hereto and incorporated herein by reference. Landlord reserves the right to impose such rules and regulations, including methods of identification and controls, as may be reasonably necessary in Landlord's discretion, for the efficient administration of the parking areas on behalf of all tenants of the Building and their respective officers, employees, customers and invitees. Landlord reserves the right, but not the obligation, to cause the parking areas to be operated by parking attendants who may be either Landlord's employees or employees of an independent parking lot concessionaire, with the right to provide valet or attendant parking or such other controls as may be reasonably necessary for the efficient administration of the parking areas. The rules and regulations governing use of the parking area in effect upon execution of this Lease and until modified, amended or supplemented by Landlord, are attached hereto as Exhibit "C-I" and incorporated herein by reference.

     30     Miscellaneous Provisions.

          (a) Landlord and Tenant hereby agree, acknowledge and intend that time is of the essence with respect to this Lease and each of its provisions. In connection with such agreement and acknowledgment, Landlord and Tenant each intend to and hereby waive the benefit of public policy and any and all law, statutory and common, against forfeiture.

          (b) The waiver by landlord or Tenant of any term, covenant or condition contained herein shall not be deemed to be a waiver of such term, covenant or condition on any prior or subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

          (c) If any action or proceeding is brought by either party against the other under this Lease and Landlord is the prevailing party, or if the Landlord necessarily intervenes in or becomes a party to any action or actions arising out of this Lease, then the Tenant shall pay to Landlord reasonable attorney's fees and costs incurred by Landlord in such actions or proceedings. If Tenant is the prevailing party in any litigation against Landlord under this Lease, Landlord shall pay to Tenant its reasonable attorney's fees and costs.

          (d) This Lease constitutes the entire agreement between the parties, and supersedes any prior agreements or understandings between them. The provisions of this Lease may not be modified in any way except by written agreement signed by both parties.

          (e) This Lease shall be subject to and construed in accordance with the laws of the State of California.

          (f) Except as expressly otherwise provided in this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and to their heirs, successors, representatives, executors, administrators, transferees and assigns.

          (g) Tenant represents that it has authority to execute this Lease. If Tenant is a partnership or corporation, it agrees to deliver to Landlord upon request satisfactory evidence of the authority of the person executing the same if it is a partnership of a certified copy of a resolution duly adopted, authorizing the execution of this Lease by the person executing the same if it is a corporation.

          (h) Each party agrees without additional consideration to execute such other and further documents, and to perform such other and further acts, as may be necessary or proper in order to consummate the transaction contemplated by this Last.

          (i) If any term or provision of this Lease, or the application thereof to any person or circumstance or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

          (j) In the event of a transfer of Landlord's interest in this Lease, Landlord shall be relieved of any obligations hereunder accruing from or after the date of such transfer and the assignee shall succeed to all of the rights and obligations of Landlord hereunder. For purposes hereof, "transfer" shall include successive transfers to successive assignees, both voluntary and involuntary. No such transfer shall serve to release Landlord from any liability incurred hereunder prior to such transfer.


                              LANDLORD:     E.P. Investments, a California
                                            Limited Partnership

                              By: EP CENTRUM, INC., General Partner


                                   /s/ Herbert A. Lampert
                              By: ____________________________________
                                       HERBERT A.  LAMPERT, President




                              TENANT: I. M. T., a New Jersey Corporation



                                  /s/ Sandy Lang
                              By: _____________________________________
                                      Sandy Lang  -  President / COO